Exhibit 21.01

Subsidiaries of ReachLocal, Inc.

Subsidiary	Jurisdiction
Bizzy, Inc.	Delaware
DealOn, LLC	Delaware
ReachLocal Australia Pty Ltd.	Australia
ReachLocal Canada Inc.	Delaware
ReachLocal DP, Inc.	Delaware
ReachLocal Europe B.V.	The Netherlands
ReachLocal GmbH	Germany
ReachLocal International, Inc.	Delaware
ReachLocal International GP LLC	Delaware
ReachLocal Japan K.K.	Japan
ReachLocal Japan Services G.K.	Japan
ReachLocal Netherlands B.V.	The Netherlands
ReachLocal Services Private Limited	India
ReachLocal UK, Ltd.	England
RL International Investment C.V.	The Netherlands